Exhibit 99.2

NeurogesX, Inc.

First Quarter 2009 Earnings Conference Call

May 7, 2009

Operator:

Greetings ladies and gentlemen and welcome to the NeurogesX Inc. first quarter 2009 earnings call.

At this time, all participants are in a listen-only mode. A brief question and answer session will follow the formal presentation. If anyone should require operator assistance during the conference, please press star-zero on your telephone keypad. As a reminder, this conference is being recorded.

It is now my pleasure to introduce your host, Ms. Carol Ruth of The Ruth Group. Thank you Ms. Ruth. You may begin.

TRG:

Thank you, Operator. Joining us on the call today are Tony DiTonno, Chief Executive Officer and Stephen Ghiglieri, Chief Financial Officer.

Statements in this conference call regarding NeurogesX business which are not historical facts may be forward-looking statements for purposes of the Private Securities Litigation Reform Act of 1995, or “The Act.” NeurogesX disclaims any intent or obligation to update these forward-looking statements and claims protection of the Safe Harbor for forward-looking statements contained in the Act.

Forward looking statements may include, but are not limited to, statements relating to regulatory submissions, including potential receipt of, and timing regarding, decisions or approvals with respect to such submissions; discussions, determinations and outcomes of any additional studies required for regulatory approvals; the timing of potential product launch of QutenzaTM (formerly NGX-4010);

plans for entry into a European or U.S. commercialization partnership, including the timing with respect to entry into such a partnership in Europe; plans for commercialization of Qutenza; expectations regarding expenses and cash burn rate; expectations regarding seeking funding; and the sufficiency of cash resources to fund the Company’s operations through at least December 31, 2009.

Actual results may differ from these discussed here today. Factors that may affect the outcome of forward-looking statements are explained in the risk factors section of our filings with SEC, including our Form 10-K for the 2008 fiscal year which was filed with the SEC on March 26, 2009 and our Form 10-Q for the first quarter of 2009, which is expected to be on file with the SEC by the end of this week.

Now I would like to turn the call over to Tony DiTonno, Chief Executive Officer of NeurogesX.

Anthony DiTonno:

Thank you, Carol and thanks to all of you for joining us this afternoon.

During this call, I will update you on our regulatory progress in both the EU and United States, as well as our partnering activities and other commercialization-oriented activities. Stephen will then report on our first quarter financial results and then we’ll open the call for questions.

First, let me give you a brief update on some very recent events regarding our U.S. marketing application for Qutenza to manage pain associated with post herpetic neuralgia. Yesterday, we held a conference call with the FDA in which the Agency requested further evaluation of topical anesthetics to be used prior to the Qutenza patch treatment procedure. During our clinical trials, we used a 4% over-the-counter lidocaine cream, which is commercially available under the tentative final monograph but not officially approved by the FDA.

The agency has asked that we conduct a study, which we believe will be relatively small and short term, to determine if an FDA-approved topical anesthetic will have a reasonably similar tolerability profile to the topical anesthetic used in our clinical trials. As a reminder, data from our clinical trials showed that Qutenza was well-tolerated in approximately 98% of subjects after a one-hour pre-treatment with 4% lidocaine cream.

Since we talked to the agency just yesterday, we have not yet determined the full impact of this request, but we are encouraged by the cooperative tone of our discussions. We intend to work closely with the FDA to address the issue and are evaluating alternatives. At this point in time the FDA’s request is unrelated to the safety or efficacy of Qutenza and more of a desire to see information about an ancillary component of the treatment procedure.

With regard to the timing for a potential decision on our NDA for Qutenza in PHN, we have consistently communicated our goal of achieving an FDA decision in the second half of this year. At this point, we are optimistic that this timing may still be achievable, subject to finalizing the resolution of this issue with the agency. We plan to provide an update after we gain further clarity on the FDA’s request and how to address the next steps.

Regarding our regulatory progress in the EU, we mentioned in our year end conference call that on March 19, 2009 the Committee for Medicinal Products for Human Use, or CHMP, of the European Medicines Agency, or EMEA, issued a positive opinion regarding our marketing authorization application, or MAA. The CHMP recommended that the European Commission, or EC, approve Qutenza for the treatment of peripheral neuropathic pain in non-diabetic adults, either alone or in combination with other medicinal products for pain.

We are currently awaiting the EC’s final decision, which we anticipate within the next 60 days. An approval for Qutenza from the EC would constitute approval of our MAA. Pending approval, the timing for commercial launch of Qutenza in the EU will be principally determined by our future commercial partner and will also be affected in many countries in Europe by the process of establishing a selling price or obtaining reimbursement. Therefore, we believe that a launch of Qutenza will most likely occur in the first half of 2010.

Focusing on pre-commercialization activities, we remain actively engaged in finalizing a relationship with a European commercial partner. We are in discussion with multiple parties regarding a potential relationship with us and we continue to expect a partnership agreement for EU commercialization of Qutenza by the end of the first half of 2009.

We continue discussions regarding potential U.S. commercial partnerships while at the same time focusing on preparations for fielding our own US specialty sales force. Recently we have begun to analyze physician level data which will help us both size our sales force as well as target high potential prescribers for our initial launch. We have also developed a detailed commercialization readiness plan which describes the infrastructure necessary to field and successfully support a sales force, ensure supply of product complete with finished packaging, and comply with ongoing regulatory requirements upon launch. Execution of this plan will largely occur after we have completed our EU commercial relationship, which we anticipate will help in funding some of these efforts. Additionally, most of these activities will await notification from the FDA of the status of our NDA. As we have said before, we will not hire a sales force or invest significantly in commercial launch activities other than reimbursement strategies prior to a US marketing approval.

We continue to be active on the publications and presentations front, most recently having two poster presentations at the AAN meeting last week.

One poster presented the integrated neurological safety data from our PHN clinical studies with Qutenza and the other was an analysis of the burden of illness of PHN and PDN. Also at the APS meeting this week, additional posters will be presented and a manuscript reporting on the pharmacokinetics of capsaicin following administration of Qutenza to patients with PHN has been accepted and will appear soon in the journal - Therapeutic Drug Monitoring.

In terms of our other pipeline products, development initiatives including NGX-1998, our liquid formulation of high concentration capsaicin, continue to be on hold until we secure sufficient funds to move these programs forward, which could be as early as later this year.

In summary, our regulatory process in the EU is nearing completion, we are working with the FDA to address an issue relating to topical anesthetic use in the Qutenza treatment procedure, we remain optimistic that an EU commercial partnership will be completed in the second quarter, and we are focused on preparations for the potential US commercialization of Qutenza.

I will now turn it over to Stephen to review the results from the first quarter.

Thanks Tony. Our results for the first quarter of 2009 are summarized in today’s earnings release that you should have seen or can access on our website. In addition, we expect to file our Form 10-Q tomorrow, where you can find more detailed disclosures about our quarterly results.

Spending for the first quarter of 2009 was lower than historical levels since we have focused our resources on regulatory processes and select pre-commercialization activities for Qutenza in Europe and the United States. As a result, first quarter cash burn from operations dropped to $4.5 million. This compares to our cash burn from operations of $8.3 million in the first quarter of 2008 and $5.3 million in the quarter ended December 31, 2008.

Our current operating plans project that our existing cash resources will take us at least through 2009, without accounting for potential cash inflows from a European Partnership or other financing. These potential additional resources would further extend our runway and help in efforts to fund the U.S. launch of Qutenza, if approved.

For the three months ended March 31, 2009, we recorded total operating expenses of approximately $4.5 million, down 46% from $8.3 million in the first quarter of 2008. Our operating expenses included noncash stock-based compensation expense of approximately $0.5 million and $0.4 million in the first quarters of 2009 and 2008, respectively.

Our research and development expenses for the first quarter of 2009 totaled approximately $2.3 million, or $3.5 million less than the approximately $5.8 million in the year ago period. This decrease reflected our focused spending on regulatory and certain pre-commercialization activities in the 2009 period, whereas we were still wrapping up our most recent Phase 3 study for Qutenza in the 2008 period.

Our general and administrative expenses for the quarter ended March 31, 2009 totaled approximately $2.2 million, a 12% decrease from $2.5 million during the year ago period. The decrease was primary related to a $0.2 million decline in pre-commercialization activities, including marketing materials development as well as the timing of certain activities related to our reimbursement strategies.

Our net loss for the first quarter of 2009 totaled approximately $4.6 million, or 26 cents per common share, compared to a net loss of $8.0 million, or 46 cents per common share, in the year ago period. The total number of shares used to calculate EPS were approximately 17.6 million and 17.5 million shares during the first quarters of 2009 and 2008, respectively.

At March 31, 2009, cash, cash equivalents and short-term investments totaled $18.8 million, compared to $24.5 million at December 31, 2008. As I mentioned, we used approximately $4.5 million in operations and an additional $1.0 million in debt repayment. At the end of the first quarter, our remaining debt outstanding was $2.0 million. This outstanding amount is expected to be fully retired by January 2010 in accordance with the planned repayment schedule.

We anticipate that our quarterly cash burn will continue at or near first quarter 2009 levels until additional funds become available. At that point, we may begin to invest more heavily in pre-commercialization activities in support of a potential U.S. launch for Qutenza and potentially in our pipeline development programs. However, as previously discussed, we intend to await FDA approval before incurring significant expenses associated with the hiring of a U.S. sales force or other significant launch related costs.

I’ll now hand the call back over to Tony to wrap up our prepared remarks.

Anthony DiTonno:

Thanks Stephen.

We are working hard to prepare for the final transition from a development stage company into a commercial enterprise. We have multiple important milestones ahead of us. We appreciate your continued interest in our progress and your confidence in our ability to effectively and efficiently execute through this most significant time for NeurogesX.

We will now open the call up for questions.

Operator?

Q&A Session

Anthony DiTonno: (Wrap-up statement)

We’ve covered a lot of ground today and I want to make sure that we leave this call on the same page. We are very excited about the progress we are making this year. We have already had a positive opinion from the MAA and are looking forward to a final decision in the EU shortly. We are working toward finalizing a commercial relationship to take advantage of the European approval in the next month or so. And frankly we appreciate the FDA giving us the heads up on the lidocaine issue. Knowing the FDA’s issue now rather than as a part of a complete response letter on August 16 gives us time to work with them to sort it all out. We remain cautiously optimistic that a reasonable resolution can be reached in the near term and that we may still be able to achieve our ultimate goal of a commercial launch of the product in the first half of 2010 both in the US and the EU. As always we will keep you up to date as we move forward on all fronts. Thanks again for your support.

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